                                                                Exhibit No. 99.3

                             COOPER INDUSTRIES, INC.
                         CONSOLIDATED INCOME STATEMENTS

                                                                             Year Ended December 31,
                                                                   ---------------------------------------------
                                                                      1997              1996              1995
                                                                   -----------      -----------      -----------
                                                                       (in millions, except per share data)
Revenues .....................................................     $   3,415.6      $   3,380.5      $   3,052.1
Cost of sales ................................................         2,281.6          2,275.5          2,062.6
Selling and administrative expenses ..........................           580.5            595.2            525.0
Goodwill amortization ........................................            32.4             31.5             27.9
Nonrecurring gains ...........................................           (93.0)          (150.4)           (11.7)
Nonrecurring charges .........................................            40.5             15.9               --
Interest expense .............................................            90.4            142.1            151.0
                                                                   -----------      -----------      -----------
      Income from continuing operations before income taxes ..           483.2            470.7            297.3
Income taxes .................................................           173.2            185.6            118.7
                                                                   -----------      -----------      -----------
      Income from continuing operations ......................           310.0            285.1            178.6
Income from discontinued operations
    (Automotive Products), net of income taxes ...............            84.6             30.3            102.0
Charge for discontinued operations
    (Petroleum & Industrial Equipment) .......................              --               --           (186.6)
                                                                   -----------      -----------      -----------
         Net income ..........................................     $     394.6      $     315.4      $      94.0
                                                                   ===========      ===========      ===========


Income per Common share
    Basic:
      Income from continuing operations ......................     $      2.64      $      2.66      $      1.60
      Income from discontinued operations
          (Automotive Products) ..............................             .72              .28              .92
      Charge for discontinued operations
          (Petroleum & Industrial Equipment) .................              --               --            (1.67)
                                                                   -----------      -----------      -----------
         Net income ..........................................     $      3.36      $      2.94      $      0.85
                                                                   ===========      ===========      ===========

    Diluted:
       Income from continuing operations .....................     $      2.57      $      2.52      $      1.60
       Income from discontinued operations
           (Automotive Products) .............................             .69              .25              .91
       Charge for discontinued operations
            (Petroleum & Industrial Equipment) ...............              --               --            (1.67)
                                                                   -----------      -----------      -----------
         Net income ..........................................     $      3.26      $      2.77      $      0.84
                                                                   ===========      ===========      ===========
Cash dividends per Common share ..............................     $      1.32      $      1.32      $      1.32
                                                                   ===========      ===========      ===========


               The Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                             COOPER INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                              December 31,
                                                                       --------------------------
                                                                          1997            1996
                                                                       ----------      ----------
                                         ASSETS                               (in millions)
Cash and cash equivalents ........................................     $     30.3      $     16.1
Receivables ......................................................          596.4           547.1
Inventories ......................................................          484.8           509.5
Deferred income taxes and other current assets ...................          106.6           105.5
                                                                       ----------      ----------
         Total current assets ....................................        1,218.1         1,178.2
                                                                       ----------      ----------
Net assets of discontinued operations ............................        1,973.7         1,963.3
Property, plant and equipment, less accumulated depreciation .....          673.3           708.0
Intangibles, less accumulated amortization .......................        1,279.0         1,015.8
Investments in marketable equity securities ......................          274.8           367.1
Other assets .....................................................           88.4            86.5
                                                                       ----------      ----------
         Total assets ............................................     $  5,507.3      $  5,318.9
                                                                       ==========      ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt ..................................................     $    139.0      $     98.2
Accounts payable .................................................          397.3           403.3
Accrued liabilities ..............................................          426.8           396.2
Accrued income taxes .............................................            5.5              --
Current maturities of long-term debt .............................           58.3            77.8
                                                                       ----------      ----------
         Total current liabilities ...............................        1,026.9           975.5
                                                                       ----------      ----------
Long-term debt ...................................................        1,272.2         1,737.7
Postretirement benefits other than pensions ......................          241.9           287.4
Deferred income taxes and other long-term liabilities ............          282.8           351.1
                                                                       ----------      ----------
         Total liabilities .......................................        2,823.8         3,351.7
                                                                       ----------      ----------
Common stock, $5.00 par value ....................................          615.0           540.2
Capital in excess of par value ...................................          679.8           150.1
Retained earnings ................................................        1,514.5         1,275.3
Common stock held in treasury, at cost ...........................         (149.7)             --
Unearned employee stock ownership plan compensation ..............          (66.5)          (92.9)
Other ............................................................           90.4            94.5
                                                                       ----------      ----------
         Total shareholders' equity ..............................        2,683.5         1,967.2
                                                                       ----------      ----------
         Total liabilities and shareholders' equity ..............     $  5,507.3      $  5,318.9
                                                                       ==========      ==========


               The Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                             COOPER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Year Ended December 31,
                                                                                  ------------------------------------
                                                                                    1997          1996          1995
                                                                                  --------      --------      --------
                                                                                             (in millions)
Cash flows from operating activities:
   Net income ...............................................................     $  394.6      $  315.4      $   94.0
   Less:  (Income) loss from discontinued operations ........................        (84.6)        (30.3)         84.6
                                                                                  --------      --------      --------
   Income from continuing operations ........................................        310.0         285.1         178.6

   Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization ..........................................        122.0         132.7         119.7
     Deferred income taxes ..................................................         (6.6)        (59.8)        (50.3)
     Gain on sales of marketable equity securities and DECS exchange ........        (23.2)       (150.4)        (11.7)
     Gain on disposition of Kirsch ..........................................        (69.8)           --            --
     Nonrecurring asset write-down ..........................................         24.2            --            --
     Changes in assets and liabilities: (1)
       Receivables ..........................................................        (40.6)         67.3         (13.9)
       Inventories ..........................................................        (17.6)         (2.1)         44.9
       Accounts payable and accrued liabilities .............................         53.9          46.2         (17.4)
       Accrued income taxes .................................................          3.1          (3.7)          4.6
       Other assets and liabilities, net ....................................        (30.7)         35.0          49.6
                                                                                  --------      --------      --------
         Net cash provided by operating activities ..........................        324.7         350.3         304.1
                                                                                  --------      --------      --------

Cash flows from investing activities:
   Cash paid for acquired businesses ........................................       (366.4)       (201.8)         (3.0)
   Proceeds from disposition of business ....................................        216.0           2.3            --
   Capital expenditures .....................................................       (117.3)       (114.8)       (102.7)
   Proceeds from sales of marketable equity securities ......................           --         231.4          14.4
   Proceeds from sales of property, plant and equipment .....................          5.2          17.7          18.5
                                                                                  --------      --------      --------
         Net cash used in investing activities ..............................       (262.5)        (65.2)        (72.8)
                                                                                  --------      --------      --------

Cash flows from financing activities:
   Proceeds from issuances of debt ..........................................        564.7         316.0         704.7
   Repayments of debt .......................................................       (351.8)       (542.7)       (890.3)
   Dividends ................................................................       (157.4)       (142.6)       (164.0)
   Acquisition of treasury shares ...........................................       (191.5)           --            --
   Activity under employee stock plans and other ............................         15.6           1.7          (5.8)
                                                                                  --------      --------      --------
         Net cash used in financing activities ..............................       (120.4)       (367.6)       (355.4)
                                                                                  --------      --------      --------
Cash flows provided by discontinued operations ..............................         74.2          78.5         112.5
Effect of exchange rate changes on cash and cash equivalents ................         (1.8)          2.4           4.0
                                                                                  --------      --------      --------
Increase (decrease) in cash and cash equivalents ............................         14.2          (1.6)         (7.6)
Cash and cash equivalents, beginning of year ................................         16.1          17.7          25.3
                                                                                  --------      --------      --------
Cash and cash equivalents, end of year ......................................     $   30.3      $   16.1      $   17.7
                                                                                  ========      ========      ========

   (1) Net of the effects of acquisitions, divestitures and translation.

         The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 18 for information on noncash investing and financing activities.

                             COOPER INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    $1.60
                                                 Convertible               Capital                           Unearned
                                                 Exchangeable            In Excess                        Employee Stock
                                                   Preferred   Common      Of Par      Retained  Treasury Ownership Plan
                                                     Stock     Stock        Value      Earnings    Stock   Compensation   Other
                                                    -------   --------   ----------   ----------   ------  ------------   ------
                                                                                     (in millions)
BALANCE DECEMBER 31, 1994                           $  30.6   $  584.6   $  1,176.5   $  1,153.4   $     --   $ (147.4)   $ (9.2)
    Net income...................................                                           94.0
    Common stock dividends.......................                                         (148.4)
    Exchange of Common stock for
        Cooper Cameron common stock..............                (47.5)      (382.6)                               2.6
    Redemption of $1.60 Preferred for 7.05%
        Convertible Subordinated Debentures......     (30.6)                 (664.4)
    Stock issued under employee stock plans......                  1.8         12.0
    Principal payments by ESOP...................                                                                 25.4
    Adjustment for minimum pension liability.....                                                                           15.0
    Translation..................................                                                                            2.7
    Unrealized gain on investments in
        Marketable equity securities.............                                                                          126.8
    Reclassification to realized gain............                                                                           (7.2)
    Other activity...............................                  0.5          0.1          1.3                  (2.2)
                                                    -------   --------   ----------   ----------   --------   --------    ------
BALANCE DECEMBER 31, 1995                                --      539.4        141.6      1,100.3         --     (121.6)    128.1
    Net income...................................                                          315.4
    Common stock dividends.......................                                         (142.6)
    Stock issued under employee stock plans......                  0.5          4.4
    Principal payments by ESOP...................                                                                 28.7
    Adjustment for minimum pension liability.....                                                                           (0.9)
    Translation..................................                                                                            0.2
    Unrealized gain on investments in
        Marketable equity securities.............                                                                           60.3
    Reclassification to realized gain............                                                                          (93.2)
    Other activity...............................                  0.3          4.1          2.2
                                                    -------   --------   ----------   ----------   --------   --------    ------
BALANCE DECEMBER 31, 1996                                --      540.2        150.1      1,275.3         --      (92.9)     94.5
    Net income...................................                                          394.6
    Common stock dividends.......................                                         (157.4)
    Conversion of 7.05% Convertible
        Subordinated Debentures..................                 73.9        536.3
    Purchase of treasury shares..................                                                    (191.5)
    Stock issued under employee stock plans......                  0.7         (7.5)                   40.9
    Principal payments by ESOP...................                                                                 26.4
    Adjustment for minimum pension liability.....                                                                           23.6
    Translation..................................                                                                           (4.2)
    Unrealized loss on investments in
        Marketable equity securities.............                                                                           (9.1)
    Reclassification to realized gain............                                                                          (14.4)
    Other activity...............................                  0.2          0.9          2.0        0.9
                                                    -------   --------   ----------   ----------   --------   --------    ------
BALANCE DECEMBER 31, 1997                           $    --   $  615.0   $    679.8   $  1,514.5   $ (149.7)  $  (66.5)   $ 90.4 (1)
                                                    =======   ========   ==========   ==========   ========   ========    ======

(1) At December 31, 1997, "Other" included, net of tax, the minimum pension liability of $(2.7) million, cumulative translation adjustments of $(17.8) million and the unrealized gain on Cooper's investment in Wyman-Gordon, net of the increase in the market value of the DECS(sm), of $110.9 million.

The Notes to Consolidated Financial Statements are an integral part of these statements.

                             COOPER INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  SUBSEQUENT EVENT - AUTOMOTIVE PRODUCTS SEGMENT
         SEPARATED AS DISCONTINUED OPERATION

         In April 1998, Cooper Industries, Inc. ("Cooper") announced that it engaged an investment banking firm to assist in the evaluation of options for exiting the automotive business. On October 9, 1998 the sale of the Automotive Products segment was consummated with Cooper receiving $1.9 billion in proceeds. The book value of the Automotive Products segment assets less the liabilities assumed by the buyer plus costs related to the transaction resulted in a small loss before income taxes. The loss before income taxes was offset by income tax benefits derived through the sale of the common stock of the entity holding the Automotive Products segment versus a sale of the net assets of the business.

         As a consequence of treating this segment as discontinued operations, Cooper's results of operations and the related footnote information for all periods presented here and when presented elsewhere in the future will exclude the results of the Automotive Products segment from continuing operations' revenues and other components of income and expense. The discontinued segment results prior to the measurement date will be presented separately in a single caption, "Income from discontinued operations, net of income taxes". Net income remains unchanged. Revenues from the discontinued Automotive Products segment were $1.9 billion, $1.9 billion and $1.8 billion during 1997, 1996 and 1995, respectively. Income from the discontinued Automotive Products segment was $84.6 million (net of $58.9 million of income taxes) in 1997, $30.3 million (net of $57.0 million of income taxes) in 1996, and $102.0 million (net of $78.7 million of income taxes) in 1995.

         In order to facilitate an understanding of Cooper's continuing operations, Cooper has elected to restate the Consolidated Balance Sheets as of December 31, 1997 and 1996, the Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 and all related footnote disclosures. The net assets of discontinued operations have been segregated into a single line, Net assets of Discontinued Operations in the Consolidated Balance Sheets. The cash flows from discontinued operations have been summarized into a single line "cash flow provided by discontinued operations" in the Consolidated Statements of Cash Flows. No cash or debt has been allocated to the discontinued operations. See Note 19 for information on the Petroleum & Industrial Equipment segment discontinued operations that were disposed of in 1995.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of Cooper and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: For purposes of the Consolidated Statements of Cash Flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 71% of inventories at December 31, 1997 and 1996 were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns and other -- 5 to 10 years.

INTANGIBLES: Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of goodwill is reviewed at the lowest level feasible whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flows.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES: Marketable equity securities received or retained in connection with the divestiture of businesses are reflected as available-for-sale securities and are stated at fair market value at each balance sheet date, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses.

DERIVATIVE FINANCIAL INSTRUMENTS: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges of actual or anticipated transactions with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. Cooper does not enter into speculative derivative transactions or hedges of anticipated transactions unless there is a high probability the transactions will occur. Due to the short term of contracts and a restrictive policy, contract terminations or anticipated transactions that do not occur are rare and insignificant events which are accounted for through income in the period they occur. As discussed in Note 7, in December 1995, Cooper hedged its investment in marketable equity securities of Wyman-Gordon Company ("Wyman-Gordon"). Cooper currently is not a party to any interest rate swap agreements used to manage its interest rate risk. Cooper's policy is to recognize the interest rate differential to be received or paid over the lives of the interest rate swap as an adjustment to interest expense.

COMMON STOCK BASED COMPENSATION: Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

INCOME PER COMMON SHARE: In the fourth quarter of 1997, Cooper adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. The new accounting standard required all prior periods' income per Common share to be restated based on a new computational method for average shares outstanding. Adopting the new standard had no impact on previously reported fully diluted, currently referred to as diluted, net income per Common share for the years ended December 31, 1996 and 1995 and increased primary, currently referred to as basic, income per common share $.01 in each of the years ended December 31, 1996 and 1995. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of common stock equivalents.

NOTE 3:  NONRECURRING ITEMS

         During 1997, Cooper realized a gain of $69.8 million before income taxes from the sale of Kirsch (See Note 4) and exchanged a portion of its DECS(SM) (Debt Exchangeable for Common Stock) for Wyman-Gordon common stock and realized a gain of $23.2 million before income taxes (See Note 7). Cooper also incurred charges of $40.5 million for actions management committed to during the period after concluding an evaluation of geographic manufacturing and distribution facilities within the Tools & Hardware segment; and information systems relating to year 2000 compliance efforts. The 1997 charges include adjustments to the carrying value of assets of $24.2 million and accruals for

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



continuing obligations for replaced systems and facility consolidations of $16.3 million. The charges decreased operating earnings of the Electrical Products segment by $15.9 million and Tools & Hardware segment by $22.5 million and increased general corporate expenses by $2.1 million. The gains, combined with nonrecurring charges and a $6.1 million income tax benefit related to the settlements of certain state income tax matters (See Note 12), resulted in a net nonrecurring gain of $52.5 million before income taxes ($39.1 million after income taxes) and a net $.32 per share of nonrecurring income being recognized in 1997.

         Cooper has begun a consolidation of certain international manufacturing and distribution facilities in the Tools & Hardware segment. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until the affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expensed during 1997. The remaining committed but unannounced consolidations are not anticipated to result in significant additional expenses.

         During 1997, Cooper also assessed the impact of existing system capabilities to function at the turn of the century. Three of Cooper's seven divisions are implementing new enterprise systems with the remaining divisions modifying or replacing existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses either contracted to third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Cooper recorded a $28.5 million charge in 1997 primarily related to the adjustment in the carrying value of abandoned hardware and software. While depreciation and amortization are reduced by the effect of the write-down, depreciation and amortization of new systems and equipment, as well as expenses incurred to revise current software to be year 2000 compliant, and implementation costs of new systems, are likely to exceed the reduction in depreciation and amortization in most future periods.

         During 1996, Cooper initiated a strategic review of most of its businesses. As a result of those actions and certain legal matters, Cooper incurred nonrecurring charges totaling $15.9 million before income taxes during 1996. A total of $3.0 million was incurred in the Electrical Products segment primarily related to a write-down of property and equipment at a facility; $2.0 million in the Tools & Hardware segment for legal and other costs related to sales of imported mini blinds containing lead paint; and $10.9 million of corporate costs primarily related to environmental litigation. The nonrecurring charges of $15.9 million have an insignificant effect on future earnings and expenditures beyond 1996 are insignificant. During 1996, Cooper realized $150.4 million before income taxes in gains on the sale of marketable equity securities (See Note 7). These gains combined with nonrecurring charges resulted in a net nonrecurring gain of $134.5 million before income taxes ($83.4 million after income taxes) and a net $.67 per share of nonrecurring income being recognized in 1996. In 1995, Cooper realized a gain of $.05 per share from the sale of marketable equity securities (See Note 7).

NOTE 4:  ACQUISITIONS AND DIVESTITURES

         In 1997, Cooper completed one large acquisition, five small product-line acquisitions and the divestiture of Kirsch. In December 1997, Cooper acquired Menvier-Swain Group plc ("Menvier") for a total cost of approximately $274.5 million. Menvier manufactures and markets emergency lighting, fire detection and security systems primarily in Europe. The five small product line acquisitions had an aggregate cost of $164.1 million. A total of $335.3 million of goodwill was recorded, on a preliminary basis, with respect to the acquisitions. All acquisitions were in the Electrical Products segment. On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million, respectively. Kirsch was part of the Tools & Hardware segment.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         In 1996, Cooper completed five small product-line acquisitions and one small divestiture. The total cost of the acquisitions was approximately $43.3 million. A total of $38.1 million of goodwill was recorded with respect to the acquisitions. Three acquisitions and the divestiture were in the Electrical Products segment and two acquisitions were in the Tools & Hardware segment.

         In 1995, Cooper completed one large acquisition, one small product-line acquisition, and the divestiture, through an exchange offer with shareholders, of Cooper Cameron Corporation ("Cooper Cameron") (See Note 19). Effective December 31, 1995, Cooper acquired CEAG Sicherheitstechnik GmbH ("CEAG") from Asea Brown Boveri AG, Mannheim. The total cost of the acquisition, which was paid on January 5, 1996, was approximately $164 million. CEAG manufactures and markets explosion proof electrical products and business security and emergency lighting products. The cost of the small product-line acquisition was $3.4 million. A total of $138.1 million of goodwill was recorded with respect to the two acquisitions. Both acquisitions were in the Electrical Products segment.

         The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's consolidated income statements since the respective acquisition dates.


NOTE 5:  INVENTORIES

                                                                                                 December 31,
                                                                                         -----------------------------
                                                                                            1997              1996
                                                                                         -----------       -----------
                                                                                                 (in millions)
Raw materials........................................................................    $     192.5       $     202.1
Work-in-process......................................................................          119.2             149.6
Finished goods.......................................................................          246.8             251.5
Perishable tooling and supplies......................................................           18.6              19.5
                                                                                         -----------       -----------
                                                                                               577.1             622.7
Excess of current standard costs over LIFO costs.....................................          (92.3)           (113.2)
                                                                                         -----------       -----------
         Net inventories.............................................................    $     484.8       $     509.5
                                                                                         ===========       ===========

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



NOTE 6:  PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                                                                 December 31,
                                                                                         -----------------------------
                                                                                             1997               1996
                                                                                         -----------       -----------
                                                                                                (in millions)
Property, plant and equipment:
    Land and land improvements.......................................................    $      49.9       $      60.8
    Buildings........................................................................          348.5             380.4
    Machinery and equipment..........................................................          707.8             724.7
    Tooling, dies and patterns.......................................................          131.4             123.5
    All other........................................................................          182.2             200.8
    Construction in progress.........................................................           79.5              68.3
                                                                                         -----------       -----------
                                                                                             1,499.3           1,558.5
    Accumulated depreciation.........................................................         (826.0)           (850.5)
                                                                                         -----------       -----------
                                                                                         $     673.3       $     708.0
                                                                                         ===========       ===========

Intangibles:
    Goodwill.........................................................................    $   1,589.3       $   1,296.9
    Other............................................................................           11.4              14.7
                                                                                         -----------       -----------
                                                                                             1,600.7           1,311.6
    Accumulated amortization.........................................................         (321.7)           (295.8)
                                                                                         -----------       -----------
                                                                                         $   1,279.0       $   1,015.8
                                                                                         ===========       ===========


NOTE 7:  INVESTMENTS IN MARKETABLE EQUITY SECURITIES

         At December 31, 1997 and 1996, Cooper's investment in marketable equity securities consisted of its investment in Wyman-Gordon common stock. During 1996, Cooper sold its remaining common shares of Belden Inc. and all of the shares of Cooper Cameron common stock (See Note 19). In December 1995, Cooper issued 16.5 million DECS at $13.50 which, at maturity, are mandatorily exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. The number of shares or the amount of cash will be based on the average market value of Wyman-Gordon common stock on the 20 trading days prior to maturity on January 1, 1999 (the "WGC Maturity Price"). If the WGC Maturity Price is greater than or equal to $15.66 per share, each DECS will be exchangeable at maturity into the equivalent of .862 shares of Wyman-Gordon common stock. If the WGC Maturity Price is less than or equal to $13.50 per share, each DECS will be exchangeable at maturity into one Wyman-Gordon share. If the WGC Maturity Price is between $13.50 and $15.66 per share, each DECS will be exchangeable into a fraction of shares of Wyman-Gordon common stock between
 .862 and 1, based on an exchange ratio. If the DECS are redeemed for cash, the amount of cash will be equal to the number of Wyman-Gordon shares exchangeable under the terms of the DECS times the WGC Maturity Price.

         The DECS are a hedge of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after-tax gain of $85 million upon redemption of the DECS. This unrealized gain, plus any additional appreciation of the investment in Wyman-Gordon common stock since the issuance of the DECS, is included in shareholders' equity as an unrealized gain on investments in marketable equity securities, net of tax. At December 31, 1997 and 1996, Cooper's long-term debt includes an increase in the market value of Wyman-Gordon common stock related to the DECS of $47.9 million and $93.7 million, respectively.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities included in shareholders' equity. During 1997, Cooper exchanged a portion of the DECS for Wyman-Gordon common stock and realized a gain of $23.2 million ($14.4 million after income taxes).

         The aggregate fair value of the marketable equity securities was $274.8 million and $367.1 million at December 31, 1997 and 1996, respectively. Gross unrealized gains on investments in marketable equity securities were $218.5 million ($170.6 million, net of the increase in the fair market value of the DECS) and $300.8 million ($207.1 million, net of the increase in the fair market value of the DECS) at December 31, 1997 and 1996, respectively. During 1996 and 1995, marketable equity securities were sold for proceeds of $231.4 million and $14.4 million, respectively, resulting in realized gains of $150.4 million and $11.7 million, respectively. Cooper incurred nonrecurring charges during 1996 which, when combined with the gains from the sale of marketable equity securities, resulted in Cooper realizing $.67 per share in 1996. In 1995, Cooper realized $.05 per share from the sale of marketable equity securities.


NOTE 8:  ACCRUED LIABILITIES

                                                                                                 December 31,
                                                                                         -----------------------------
                                                                                             1997              1996
                                                                                         -----------       -----------
                                                                                                (in millions)
Salaries, wages and employee benefit plans...........................................    $     188.2       $     180.5
Product and environmental liability accruals.........................................           66.1              78.5
Commissions and customer incentives..................................................           26.7              28.4
Facility integration of acquired businesses..........................................            6.2              14.8
Other (individual items less than 5% of total current liabilities)...................          139.6              94.0
                                                                                         -----------       -----------
                                                                                         $     426.8       $     396.2
                                                                                         ===========       ===========

         At December 31, 1997, Cooper had accruals of $27.9 million with respect to potential product liability claims and $80.1 million with respect to potential environmental liabilities, including $41.9 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

         The product liability accrual consists of $7.9 million of known claims with respect to ongoing operations, $12.6 million of known claims for previously divested operations and $7.4 million which represents an estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper has insurance coverage for individual 1997 claims above $3.0 million. Insurance levels have varied from year to year.

         Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $26.1 million related to sites owned by Cooper and $54.0 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         It has been Cooper's consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

         Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

         In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Significant accruals include plant shut-down and realignment costs, and facility relocations. The following table summarizes the accrual balances and activity during each of the last three years:

                                                                             1997              1996               1995
                                                                         -----------       -----------        -----------
                                                                                           (in millions)
ACTIVITY DURING EACH YEAR:
Balance, beginning of year............................................   $      14.8       $       8.8        $       9.8
Spending..............................................................          (4.9)             (3.4)              (7.0)
Kirsch disposition....................................................          (0.4)              -                  -
Reclassifications.....................................................          (4.0)              0.1                2.8
Acquisitions - initial allocation.....................................           1.4               4.1                0.1
Acquisitions - final allocation adjustment............................          (0.1)              4.9                2.8
Translation...........................................................          (0.6)              0.3                0.3
                                                                         -----------       -----------        -----------
Balance, end of year..................................................   $       6.2       $      14.8        $       8.8
                                                                         ===========       ===========        ===========

BALANCE BY CATEGORY OF ACCRUAL:
Plant shut-down and realignment.......................................   $       5.8       $      12.0        $       5.0
Facility relocations and severance....................................           0.4               0.1                0.5
Other realignment and integration.....................................           -                 2.7                3.3
                                                                         -----------       -----------        -----------
                                                                         $       6.2       $      14.8        $       8.8
                                                                         ===========       ===========        ===========

         Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. The spending related primarily to downsizing and consolidating facilities. Facility relocations and severance includes costs to consolidate sales and marketing operations of the acquired companies into Cooper operations, termination costs of redundant personnel and shut-down costs of redundant warehouses and the acquired companies' headquarters. Other realignment and integration costs includes costs to liquidate joint ventures, exit product lines and miscellaneous costs.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         During the three years ended December 31, 1997, accruals reversed to income were insignificant. Reclassifications in 1997 were substantially related to lease obligations on closed facilities reclassified to other accrued liabilities. Acquisitions-final allocation adjustment represents adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. Substantially all spending related to these accruals represented cash outlays by Cooper. The 1996 acquisitions - final allocation adjustment is related to the acquisition of CEAG on the last business day of 1995. The CEAG acquisition had insignificant accruals for terminations and no significant individual exit plan costs were accrued.


NOTE 9:  LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                                                   December 31,
                                                                                          ------------------------------
                                                                                             1997                1996
                                                                                          -----------        -----------
                                                                                                  (in millions)
3.98% - 6.47%* commercial paper and Deutschemark denominated
    bank loans maturing at various dates through January 1998..........................   $     528.3        $     151.3
7.05% convertible subordinated debentures, due 2015....................................          --                690.4
6.41% - 7.99% second series medium-term notes, due through 2010........................         357.6              429.6
6.0% exchangeable notes, due 1999......................................................         235.2              316.5
7.19% - 7.74%* Pound Sterling bank loans and notes payable
    maturing at various dates through 2005.............................................          88.2               94.2
5.74% third series medium-term notes, due 2001.........................................          50.0               50.0
5.52%* floating-rate ESOP notes, due through 1999......................................          16.0               40.5
Other..................................................................................          55.2               43.0
                                                                                          -----------        -----------
                                                                                              1,330.5            1,815.5
Current maturities.....................................................................         (58.3)             (77.8)
                                                                                          -----------        -----------
Long-term portion......................................................................   $   1,272.2        $   1,737.7
                                                                                          ===========        ===========

* Weighted average interest rates at December 31, 1997. The weighted average interest rates on commercial paper and bank loans, Pounds Sterling bank loans and notes and ESOP notes were, 3.35%, 6.42% and 5.12%, respectively at December 31, 1996.


         Cooper has U.S. committed credit facilities of $835 million that expire in 2000, and $315 million that expire in 1998. At December 31, 1997, Cooper had an effective "shelf" registration statement, which may be used to issue an additional $250 million of medium-term notes from time to time.

         At December 31, 1997, Cooper had $551.7 million of its $1.15 billion U.S. committed credit facilities available, after considering commercial paper backup. At December 31, 1996, $1.02 billion of its total $1.22 billion U.S. committed credit facilities was available after considering commercial paper backup, and none of its 30 million Pound Sterling credit facility was available. The 30 million Pound Sterling credit facility expired in 1997 and was not re-established. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt to total capitalization ratio.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         Interest rates on Cooper's commercial paper and U.S. bank loans were generally 2.8% below the U.S. prime rate during 1997 and 1996. Total interest paid during 1997, 1996 and 1995 was $107 million, $141 million and $134 million, respectively.

         Commercial paper of $400 million and bank loans of $202.7 million were reclassified to long-term debt at December 31, 1997 and 1996, respectively, reflecting Cooper's intention to refinance these amounts during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities. No debt or interest expense has been allocated to discontinued operations.

         Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. During 1997, Cooper called for redemption the outstanding debentures with a total of $610 million converting to approximately 14.8 million shares of Cooper Common stock and approximately $80 million being redeemed for cash.

         In December 1995, Cooper issued $222.8 million in 6% Exchangeable Notes
(DECS) due January 1, 1999. At maturity, the notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. During 1997, Cooper exchanged a portion of the DECS ($33.8 million) for Wyman-Gordon common stock (See Note 7). At December 31, 1997 and 1996, Cooper's long-term debt includes $47.9 million and $93.7 million, respectively, which represents the increase in the market value of the Wyman-Gordon common stock exchangeable into the DECS. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities, both of which are included in shareholders' equity.

         The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Cooper has guaranteed the payment of the ESOP notes; accordingly, the notes are reported as Cooper's debt (See Note 15).

         Maturities of long-term debt for the five years subsequent to December 31, 1997 are $58.3 million, $294.1 million, $545.9 million, $50.9 million and $60.8 million, respectively. Cooper anticipates delivering Wyman-Gordon common stock in settlement of the DECS, which represents $235.2 million of the 1999 maturities. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.


NOTE 10: COMMON AND PREFERRED STOCK

COMMON STOCK

         At December 31, 1997, 1996 and 1995, 250,000,000 shares of Common stock were authorized of which 120,161,446 and 108,038,851 and 107,876,821 shares were issued and outstanding at December 31, 1997, 1996 and 1995, respectively. During 1997, Cooper issued 14,785,831 shares in exchange for the redemption of the 7.05% Convertible Subordinated Debentures (See Note 9). During the year ended December 31, 1997, Cooper purchased 3,645,017 shares as treasury stock at an average price of $52.54 per share and 813,387 of these shares were reissued in connection with employee stock plans. During 1995, Cooper exchanged 9,500,000 shares of Cooper Common stock for Cooper Cameron common stock (See Note 19). At December 31, 1997, Cooper had 12,818,206 shares reserved for the Dividend Reinvestment Plan, grants and exercises of stock options, performance-based stock awards and subscriptions under the Employee Stock Purchase Plan and other plans.

         Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)




         Under a Shareholder Rights Plan adopted by the Board of Directors in 1997, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right entitles the holder to buy one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $225 per one one-hundredth of a share or, in certain circumstances Common stock having a value of twice the purchase price. Each Right becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire August 5, 2007 and, at Cooper's option, may be redeemed prior to expiration for $.01 per Right.

PREFERRED STOCK

         At December 31, 1997 and 1996, Cooper was authorized to issue 1,340,750 shares of Preferred stock with no par value, 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 1997 and 1996, no Preferred shares were issued or outstanding.


NOTE 11: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

         Under Cooper stock option plans, officers, directors and key employees may be granted options to purchase Cooper's Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

         Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized under Cooper's fixed stock option plans or Employee Stock Purchase Plan. Compensation expense of $8.2 million, $7.1 million and $3.8 million was recognized in the consolidated income statements during 1997, 1996 and 1995, respectively for the performance-based stock awards. If compensation expense for stock options and performance-based stock awards granted under Cooper's stock based compensation plans during 1997 and 1996 was recognized using the alternative fair value method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have decreased by approximately 1.2% in both 1997 and 1996. The fair value was estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and 1996, respectively: dividend yield of 2.8% and 3.2%, expected volatility of 20.1% and 20.3%, risk free interest rates of 6.4% and 6.1% and expected lives of 7 years and 6 years.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         A summary of the status of Cooper's fixed stock option plans for officers and employees as of December 31, 1997 and activity during the three years ended December 31, 1997 is presented below:

                                                           1997                    1996                     1995
                                                  ----------------------- ------------------------ ------------------------
                                                               Weighted                 Weighted                Weighted
                                                               Average                  Average                  Average
                                                               Exercise                 Exercise                Exercise
                                                    Shares      Price       Shares       Price       Shares       Price
                                                  ----------- ----------- ------------ ----------- ----------- ------------
Outstanding at beginning of year................. 3,189,083    $ 44.05    2,748,219       $ 46.48   2,951,660    $ 49.19
Granted..........................................   974,900    $ 45.06    1,044,000       $ 39.06     903,700    $ 39.06
Exercised........................................  (491,165)   $ 41.67      (12,679)      $ 39.06    (125,500)   $ 37.75
Canceled.........................................  (559,741)   $ 50.68     (590,457)      $ 46.68    (981,641)   $ 48.91
                                                 ----------             -----------                ----------
Outstanding at end of year....................... 3,113,077    $ 43.55    3,189,083       $ 44.05   2,748,219    $ 46.48
                                                 ==========             ===========                ==========
Options exercisable at end of year............... 1,361,573               1,571,842                 1,416,896
Options available for grant at end of year....... 4,706,406               5,760,467                 1,676,054

                              Options Outstanding                                             Options Exercisable
---------------------------------------------------------------------------------     -------------------------------------
                                                   Weighted
                                 Shares            Average           Weighted             Shares              Weighted
                              Outstanding         Remaining          Average            Exercisable           Average
       Range of                    At            Contractual         Exercise               At                Exercise
    Exercise Prices             12/31/97             Life             Price              12/31/97              Price
------------------------    -----------------   ---------------   ---------------     ----------------    -----------------
        $39.06                   1,531,406           5.9              $39.06                 681,902           $39.06
        $45.06                     902,000           9.1              $45.06                      --               --
    $50.13 - $52.81                679,671            .6              $51.64                 679,671           $51.64
                            --------------                                            --------------
                                 3,113,077           5.6                                   1,361,573
                            ==============                                            ==============

         During 1997, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $45.44 and options for 6,000 shares were exercised at $27.13 per share. During 1996, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $42.13 and options for 8,000 shares were exercised at $27.00 per share. During 1995, options for 4,000 shares were granted, net of the annual retainer fee, at $17.31 per share and options for 6,000 shares were exercised at $25.44 per share. At December 31, 1997, options under the director plans for 12,000 Common shares were exercisable at $14.69 to $24.00 per share, and 174,800 shares were reserved for future grants.

EMPLOYEE STOCK PURCHASE PLAN

         Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 8, 1997, a total of 575,135 shares were sold to employees at $35.33 per share. At December 31, 1997, subscriptions for 711,332 shares of Common stock were outstanding at $45.68 per share or, if lower, the average market price on September 10, 1999, which is the purchase date. At December 31, 1997, an aggregate of 3,042,973 shares of Common stock were reserved for future issuance.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NOTE 12: INCOME TAXES

                                                                                    Year Ended December 31,
                                                                         -----------------------------------------------
                                                                            1997              1996               1995
                                                                         ----------        ----------         ----------
                                                                              (in millions, except for percentages)
Components of income from continuing operations before income taxes:
     U.S. operations..................................................   $    405.5        $    382.0         $    235.8
     Foreign operations...............................................         77.7              88.7               61.5
                                                                         ----------        ----------         ----------
       Income from continuing operations before income taxes..........   $    483.2        $    470.7         $    297.3
                                                                         ==========        ==========         ==========

Components of income tax expense:
   Current:
     U.S. Federal.....................................................   $    131.0        $    181.3         $    124.8
     U.S. state and local.............................................         16.0              37.2               27.7
     Foreign..........................................................         32.8              26.9               16.5
                                                                         ----------        ----------         ----------
                                                                              179.8             245.4              169.0
                                                                         ----------        ----------         ----------

   Deferred:
     U.S. Federal.....................................................         (4.5)            (54.2)             (45.2)
     U.S. state and local.............................................         (0.6)            (14.0)             (10.8)
     Foreign..........................................................         (1.5)              8.4                5.7
                                                                         ----------        ----------         ----------
                                                                               (6.6)            (59.8)             (50.3)
                                                                         ----------        ----------         ----------
       Income tax expense.............................................   $    173.2        $    185.6         $    118.7
                                                                         ==========        ==========         ==========
Total income taxes paid...............................................   $    211.4        $    155.0         $     91.2
                                                                         ==========        ==========         ==========

Effective tax rate reconciliation:
     U.S. Federal statutory rate......................................         35.0%             35.0%              35.0%
     State and local income taxes.....................................          1.8               2.9                3.2
     Foreign statutory rate differential..............................         (1.0)               --                 --
     Nondeductible goodwill...........................................          2.3               2.4                3.7
     State tax settlements (1)........................................         (1.3)               --                 --
     Foreign Sales Corporation........................................         (0.8)             (0.3)              (0.6)
     Tax credits......................................................         (1.0)             (0.2)              (0.1)
     Other ...........................................................          0.8              (0.4)              (1.3)
                                                                         ----------        ----------         ----------
       Effective tax rate attributable to continuing operations.......         35.8%             39.4%              39.9%
                                                                         ==========        ==========         ==========

(1) During 1997, Cooper settled several state income tax matters and recognized a $6.1 million benefit in its income tax provision.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                                                  December 31,
                                                                                          -----------------------------
                                                                                             1997               1996
                                                                                          ----------         ----------
                                                                                                  (in millions)
Components of deferred tax liabilities and assets:
     Deferred tax liabilities:
       Property, plant and equipment and intangibles...................................   $    (65.4)        $    (70.2)
       Unrealized net gain on investments in marketable equity
           securities and DECS.........................................................        (56.4)             (68.6)
       Inventories.....................................................................        (36.6)             (37.7)
       Employee medical program funding................................................         (4.6)              (1.0)
       Employee stock ownership plan...................................................        (16.4)             (15.6)
       Pension plans...................................................................        (22.3)             (22.2)
       Other...........................................................................        (64.5)             (66.9)
                                                                                          ----------         ----------
           Total deferred tax liabilities..............................................       (266.2)            (282.2)
                                                                                          ----------         ----------

     Deferred tax assets:
       Postretirement benefits other than pensions.....................................         96.8               95.6
       Accrued liabilities.............................................................        119.8              125.1
       Minimum pension liability.......................................................          1.9               17.7
       Other...........................................................................         11.5                9.0
                                                                                          ----------         ----------
           Total deferred tax assets...................................................        230.0              247.4
                                                                                          ----------         ----------
           Net deferred tax liability..................................................   $    (36.2)        $    (34.8)
                                                                                          ==========         ==========

         The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 1997 and 1996 include the additional U.S. tax estimated to be payable on all unremitted earnings of foreign subsidiaries.

NOTE 13: PENSION PLANS

         Cooper and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities. Funding policies range from five to thirty years. Pension benefits for salaried employees are generally based upon career earnings. Benefits for hourly employees are generally based on a dollar unit, multiplied by years of service. Aggregate continuing operations pension expense amounted to $24.0 million, $27.3 million and $25.8 million during 1997, 1996 and 1995, respectively. The amount of expense with respect to Cooper's various defined benefit pension plans is set forth in the table below. During 1997, 1996 and 1995, continuing operations expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $13.3 million, $14.5 million and $12.2 million, respectively. Also included in pension expense are gains and losses on curtailments and settlements and other matters. Cooper partially or completely settled or curtailed one salaried plan in 1997 resulting in a net loss of $.5 million and three defined benefit plans for hourly employees in 1995 resulting in a reversion to Cooper of surplus assets totaling $1.0 million during 1995.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                                                                     Year Ended December 31,
                                                                         ------------------------------------------------
                                                                             1997              1996               1995
                                                                         -----------       -----------        -----------
                                                                                          (in millions)
Components of continuing operations defined
  benefit plan net pension expense:
Service cost - benefits earned during the year........................   $      13.8       $      14.4        $      13.0
Interest cost on projected benefit obligation.........................          40.0              40.7               40.0
Actual return on assets...............................................         (52.6)            (47.7)             (36.7)
Net amortization and deferral.........................................           9.0               5.4               (2.7)
                                                                         -----------       -----------        -----------
Net pension expense...................................................   $      10.2       $      12.8        $      13.6
                                                                         ===========       ===========        ===========

The funded status of the plans at December 31 was as follows:

                                                                    Assets Exceed                Accumulated Benefits
                                                                 Accumulated Benefits               Exceed Assets
                                                              --------------------------      --------------------------
                                                                 1997            1996            1997            1996
                                                              ----------      ----------      ----------      ----------
                                                                                    (in millions)
Actuarial present value of:
     Vested benefit obligation.............................   $   (443.0)     $   (305.3)     $    (65.5)     $   (234.4)
                                                              ==========      ==========      ==========      ==========
     Accumulated benefit obligation........................   $   (466.2)     $   (328.5)     $    (67.1)     $   (239.4)
                                                              ==========      ==========      ==========      ==========
     Projected benefit obligation..........................   $   (473.9)     $   (338.0)     $    (73.1)     $   (246.3)
Plan assets at fair value..................................        603.5           432.4              --           157.7
                                                              ----------      ----------      ----------      ----------
Projected benefit obligation less than
     (in excess of) plan assets............................        129.6            94.4           (73.1)          (88.6)
Unrecognized net (gain) loss...............................        (60.1)          (65.1)            3.8            39.7
Unrecognized net (asset) obligation
     from adoption date....................................         (4.0)           (5.4)            2.2             4.4
Unrecognized prior service cost............................         (2.4)           (3.2)            2.2             2.8
Adjustment required to recognize
     minimum liability.....................................           --              --            (7.4)          (49.0)
                                                              ----------      ----------      ----------      ----------
Pension asset (liability) at end of year...................   $     63.1      $     20.7      $    (72.3)     $    (90.7)
                                                              ==========      ==========      ==========      ==========

                                                                         1997                            1996
                                                              ---------------------------    ------------------------------
                                                               Domestic     International      Domestic     International
                                                              -----------  ---------------   -------------  ---------------
Actuarial assumptions used:
Discount rate...............................................   7(1/2)%        6 - 7(1/4)%      7(1/2)%       6(1/2) - 8(1/4)%
Rate of compensation increase...............................   4(3/4)%         4 - 6 %         4(3/4)%          4 - 6%
Expected long-term rate of return on assets.................   8(1/2)%         9(3/4)%         8(1/2)%           10%

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NOTE 14: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The benefits provided under Cooper's various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. While Cooper has numerous plans, primarily resulting from Cooper's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by Cooper starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, Cooper continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

Postretirement benefit cost includes the following components:

                                                                                     Year Ended December 31,
                                                                         ------------------------------------------------
                                                                            1997              1996               1995
                                                                         -----------       -----------        -----------
                                                                                          (in millions)
Service cost - benefits earned during the year.......................    $       0.5       $       0.5        $       0.4
Interest cost on accumulated postretirement benefit obligation.......           12.5              13.3               16.3
Net amortization and deferral........................................           (7.3)             (6.6)             (11.3)
                                                                         -----------       -----------        -----------
Continuing operations postretirement benefit cost....................    $       5.7       $       7.2        $       5.4
                                                                         ===========       ===========        ===========

Amounts recognized in the consolidated balance sheets were as follows:

                                                                                                  December 31,
                                                                                          ------------------------------
                                                                                             1997               1996
                                                                                          -----------        -----------
                                                                                                  (in millions)
Accumulated postretirement benefit obligation (APBO):
     Retirees..........................................................................   $     143.6        $     192.3
     Employees eligible to retire......................................................          10.8                2.5
     Other employees...................................................................           1.7                9.6
                                                                                          -----------        -----------
                                                                                                156.1              204.4
Unrecognized prior service costs.......................................................           6.1               12.2
Unrecognized net gain..................................................................          79.7               70.8
                                                                                          -----------        -----------
Accrued postretirement benefit cost....................................................   $     241.9        $     287.4
                                                                                          ===========        ===========

                                                                                         December 31,
                                                                          ------------------------------------------
                                                                                1997                     1996
                                                                          ------------------      ------------------
Actuarial assumptions:
     Discount rate....................................................                  6.75%                     7.23%
     Ensuing year to 2002 health care cost trend rate.................    11% ratable to 5.5%     11.5% ratable to 5.5%
Effect of 1% change in health care cost trend rate:
     Increase in APBO.................................................          $       14.9             $        17.6
     Increase in expense..............................................          $        1.1             $         1.2

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



NOTE 15: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

         All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

         Cooper makes annual contributions to the ESOP to fund the payment of principal and interest on ESOP debt (See Note 9). All dividends received by the ESOP are used to pay debt service. As the debt is repaid, unallocated shares are allocated to participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares.

         For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the shares released. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for purposes of computing earnings per share. For shares purchased by the ESOP in 1994, compensation expense is recorded equal to the amount of Cooper's CO-SAV matching obligation, with the difference between the fair market value and cost of shares released recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP debt and accrued interest. Unallocated shares are not treated as outstanding in the earnings per share computation.

         Dividends paid on unallocated shares purchased prior to 1994 of $1.6 million and $2.3 million during 1997 and 1996, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares purchased prior to 1994 of $4.7 million and $4.3 million during 1997 and 1996, respectively, were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed an additional $21.6 million and $26.6 million in cash to the ESOP during 1997 and 1996, respectively, to fund principal and interest payments on debt associated with shares purchased prior to 1994.

         During 1994, Cooper sold 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for financial statement purposes are treated as eliminated intercompany loans. The fair value of the remaining unallocated ESOP shares purchased during 1994 was $34.0 million at December 31, 1997. The number of allocated, committed to be released, and unallocated ESOP shares held at December 31, 1997 and 1996 is summarized below.

                                                                   Shares Purchased                Shares Purchased
                                                                       In 1994                      Prior to 1994
                                                              ---------------------------   ------------------------------
                                                                 1997            1996            1997            1996
                                                              ------------    -----------   -------------    -------------
Allocated...................................................     619,320         668,146       3,638,849        3,532,167
Committed to be released....................................       8,156          11,271          60,510          130,275
Unallocated.................................................     692,942         740,880         725,412        1,327,446

         Compensation expense for continuing operations from the CO-SAV plan and the ESOP was $13.1 million, $16.6 million and $15.1 million and interest expense on ESOP debt was $1.4 million, $2.7 million and $4.2 million in 1997, 1996 and 1995, respectively.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



NOTE 16: INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

INDUSTRY SEGMENTS

         Cooper's continuing operations consist of two segments: Electrical Products and Tools & Hardware. Markets for Cooper's products and services are worldwide, with the United States being the largest market.

         The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control.

         The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair and for general industrial and consumer use. This segment manufactured and marketed window treatments through May 30, 1997.

         Intersegment sales and related receivables for each of the years presented were immaterial.

         Financial information by industry segment was as follows:

                                              Revenues                    Operating Earnings              Identifiable Assets
                                  -------------------------------   ----------------------------   --------------------------------
                                       Year Ended December 31,         Year Ended December 31,          Year Ended December 31,
                                  -------------------------------   ----------------------------   --------------------------------
                                    1997        1996       1995      1997       1996      1995       1997       1996         1995
                                  ---------  ---------  ---------   -------    -------   -------   ---------  ---------   ---------
                                                                         (in millions)
Electrical Products (1).......... $ 2,568.3  $ 2,407.5  $ 2,089.7   $ 445.7    $ 405.3   $ 355.5   $ 2,484.5  $ 1,993.8   $ 2,000.4
Tools & Hardware(1) (2)..........     847.3      973.0      962.4     151.7      111.4     111.2       569.3      792.1       768.5
                                  ---------  ---------  ---------   -------    -------   -------   ---------  ---------   ---------
                                  $ 3,415.6  $ 3,380.5  $ 3,052.1     597.4      516.7     466.7     3,053.8    2,785.9     2,768.9
                                  =========  =========  =========
Nonrecurring gains (3)...........                                      23.2      150.4      11.7
General corporate and other(1)...                                     (47.0)     (54.3)    (30.1)      477.4      547.0       627.1
Interest expense.................                                     (90.4)    (142.1)   (151.0)
                                                                    -------    -------   -------
Consolidated income from
    continuing operations
    before income taxes..........                                   $ 483.2    $ 470.7   $ 297.3
                                                                    =======    =======   =======
Discontinued operations..........                                                                    1,973.7    1,963.3     2,041.2
Investment in
    unconsolidated affiliates....                                                                        2.4       22.7        24.0
                                                                                                   ---------  ---------   ---------
Consolidated assets..............                                                                  $ 5,507.3  $ 5,318.9   $ 5,461.2
                                                                                                   =========  =========   =========

(1) The respective 1997 and 1996 operating earnings amount includes nonrecurring expenses of $15.9 million and $3.0 million for Electrical Products and $22.5 million and $2.0 million for Tools & Hardware and $2.1 million and $10.9 million for general corporate and other (See Note 3).

(2) The Tools & Hardware segment includes revenues and operating earnings for the Kirsch division through May 30, 1997. Operating earnings include a gain on the sale of Kirsch of $69.8 million in 1997.

(3) Includes gain on the exchange of DECS of $23.2 million in 1997 and gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See Note 7).

                                       Depreciation               Goodwill Amortization            Capital Expenditures
                               ----------------------------   ----------------------------    ----------------------------
                                  Year Ended December 31,        Year Ended December 31,         Year Ended December 31,
                               ----------------------------   ----------------------------    ----------------------------
                                1997      1996       1995      1997       1996      1995       1997      1996        1995
                               -------   -------    -------   -------    -------   -------    -------   -------    -------
Electrical Products.........   $  61.2   $  63.4    $  52.6   $  27.9    $  26.9   $  23.1    $  79.2   $  79.1    $  62.4
Tools & Hardware............      26.5      35.2       36.1       4.5        4.6       4.8       37.0      32.7       31.6
Corporate...................       1.9       2.6        3.1       -          -         -          1.1       3.0        8.7
                               -------   -------    -------   -------    -------   -------    -------   -------    -------
                               $  89.6   $ 101.2    $  91.8   $  32.4    $  31.5   $  27.9    $ 117.3   $ 114.8    $ 102.7
                               =======   =======    =======   =======    =======   =======    =======   =======    =======

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



DOMESTIC AND INTERNATIONAL OPERATIONS

         Transfers between domestic and international operations, principally inventory transfers, are designed to charge the receiving organization at third-party arms-length prices that are generally sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $253.7 million, $211.9 million and $183.3 million in 1997, 1996 and 1995, respectively. Of total export sales, approximately 49% in 1997, 48% in 1996 and 46% in 1995 were to Asia, Africa, Australia and the Middle East; 20% in 1997, 22% in 1996 and 23% in 1995 were to Canada and Europe; 31% in 1997, and 30% in 1996 and 31% in 1995 were to Latin America. Domestic and international financial information was as follows:

                                         Revenues                  Operating Earnings             Identifiable Assets
                               -----------------------------  ----------------------------    -----------------------------
                                  Year Ended December 31,        Year Ended December 31,         Year Ended December 31,
                               -----------------------------  ----------------------------    -----------------------------
                                 1997      1996       1995      1997       1996      1995       1997      1996       1995
                               --------  --------   --------  -------    -------   -------    --------  --------   --------
                                                                       (in millions)
Domestic(1).................   $2,833.7  $2,763.9   $2,627.9  $ 500.5    $ 408.7   $ 384.7    $2,233.1  $2,175.5   $2,169.9
                               --------  --------   --------  -------    -------   -------    --------  --------   --------

International: (1)
    Europe..................   $ 404.2   $ 460.7    $ 280.0   $  55.7    $  73.9   $  43.0   $  693.3  $  523.3   $  504.0
    Canada..................     137.0     134.2      137.1      10.0        7.3      10.4       54.1      67.9       56.1
    Other...................     193.1     163.7      136.1      30.6       27.7      28.2      164.1     154.6      118.0
                               --------  --------   --------  -------    -------   -------    --------  --------   --------
    Subtotal International..     734.3     758.6      553.2      96.3      108.9      81.6      911.5     745.8      678.1

Eliminations:
    Transfers to
      International.........    (112.4)   (102.1)     (99.1)       --         --        --       (25.1)    (33.5)     (35.3)
    Transfers to Domestic...     (40.0)    (39.9)     (29.9)       --         --        --       (58.4)    (92.9)     (35.8)
    Other...................        --        --         --        .6        (.9)       .4        (7.3)     (9.0)      (8.0)
                               --------  --------   --------  -------    -------   -------    --------  --------   --------
                               $3,415.6  $3,380.5   $3,052.1    597.4      516.7     466.7     3,053.8   2,785.9    2,768.9
                               ========  ========   ========
Nonrecurring gains(2).......                                     23.2      150.4      11.7
General corporate
  and other(3)..............                                    (47.0)     (54.3)    (30.1)      477.4     547.0      627.1
Interest expense............                                    (90.4)    (142.1)   (151.0)
                                                              -------    -------   -------
Consolidated income from
    continuing operations
    before income taxes.....                                  $ 483.2    $ 470.7   $ 297.3
                                                              =======    =======   =======
Discontinued operations.....                                                                   1,973.7   1,963.3    2,041.2
Investment in Unconsolidated
  affiliates................                                                                       2.4      22.7       24.0
                                                                                              --------  --------   --------
Consolidated assets.........                                                                  $5,507.3  $5,318.9   $5,461.2
                                                                                              ========  ========   ========

(1) The 1997 domestic, Europe and other operating earnings amount includes nonrecurring expenses of $27.0 million, $7.6 million and $3.8 million, respectively. The 1996 domestic operating earnings includes nonrecurring expenses of $5.0 million. The 1997 domestic operating earnings also include a gain on the sale of Kirsch of $69.8 million.

(2) Includes gain on the exchange of DECS of $23.2 million in 1997 and gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See Note 7).

(3) Includes nonrecurring expenses of $2.1 million and $10.9 million in 1997 and 1996, respectively.


         International revenues by destination, based on the location products were delivered, were as follows by segment:

                                                                          International Revenues
                                                       ----------------------------------------------------------------
                                                           1997                     1996                        1995
                                                       -----------               -----------               ------------
                                                                               (in millions)
Electrical Products..............................      $     612.7               $     578.6               $      355.2
Tools & Hardware (1).............................            319.6                     357.2                      354.8
                                                       -----------               -----------               ------------
                                                       $     932.3               $     935.8               $      710.0
                                                       ===========               ===========               ============

(1) Includes $29.1 million in 1997, $83.3 million in 1996 and $90.0 in 1995 of Kirsch revenues.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

         As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by Cooper's businesses, Cooper is exposed to the effect of foreign exchange rate fluctuations on its cash flows and earnings. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1997 and 1996.

                                                                                                  December 31,
                                                                                           -----------------------------
                                                                                             1997               1996
                                                                                           ----------         ----------
                                                                                                  (in millions)
British Pound Sterling (1).............................................................    $    175.3         $      4.5
Canadian Dollar........................................................................           -                 20.4
German Deutschemark....................................................................           4.0               26.4
Italian Lira...........................................................................           5.4               16.9
Spanish Peseta.........................................................................           1.3               10.6
Australian Dollar......................................................................           7.2                6.9
Japanese Yen...........................................................................           0.8                4.2
Dutch Guilder..........................................................................           2.5                1.8
Other..................................................................................           7.8               11.4
                                                                                           ----------         ----------
                                                                                           $    204.3         $    103.1
                                                                                           ==========         ==========

(1) Substantially all of the British Pound Sterling forward contracts were entered into in December 1997 and matured in January 1998.

         In an effort to reduce interest expense on Cooper's fixed-rate borrowings, Cooper entered into an interest rate swap in 1991, which matured in February 1996, that converted a $50 million fixed rate borrowing into a floating-rate borrowing resulting in an effective interest rate of 6.2% during 1995.

         In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. Cooper's other off-balance-sheet risks are not material.

CONCENTRATIONS OF CREDIT RISK

         Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and no one customer exceeding 3% of accounts receivable. Credit risk is also limited by the world-wide markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $1.5 billion and $1.9 billion of debt instruments at December 31, 1997 and 1996, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1997 and 1996. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1997 and 1996.


NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

The following noncash transactions have been excluded from the consolidated statements of cash flows:

                                                                                     Year Ended December 31,
                                                                         ----------------------------------------------
                                                                            1997              1996               1995
                                                                         ----------        -----------        ---------
                                                                                          (in millions)
Assets acquired and liabilities assumed or
    incurred from the acquisition of businesses:
    Fair value of assets acquired.....................................   $    505.1        $      66.1        $   234.8
    Cash used to acquire businesses, net of cash acquired.............       (366.4)             (37.8)          (167.0)(1)
                                                                         ----------        -----------        ---------

Liabilities assumed or incurred.......................................   $    138.7(2)     $      28.3        $    67.8
                                                                         ==========        ===========        =========


Noncash increase (decrease) in net assets from:
    Conversion of 7.05% Convertible Subordinated Debentures
        into Cooper Common stock......................................   $    610.0        $      --          $      --
    Exchange of DECS for Wyman-Gordon common stock....................         33.8               --                 --
    Retirement of Cooper Common shares exchanged for
        Cooper Cameron common shares..................................           --               --              427.5
    Exchange of $1.60 Convertible Exchangeable Preferred
        Stock into 7.05% Convertible Subordinated Debentures..........           --               --              691.2

(1) Includes approximately $164 million at December 31, 1995 for the acquisition of CEAG that was paid on January 5, 1996 (See Note 4).

(2) Includes $46.2 million of notes exchanged for Menvier-Swain common stock.


NOTE 19: DISCONTINUED OPERATIONS - PETROLEUM & INDUSTRIAL EQUIPMENT

         In September 1994, Cooper announced its decision to establish its Petroleum & Industrial Equipment segment as an independent publicly traded company, Cooper Cameron, through an exchange offer with Cooper's common shareholders. The exchange offer was completed on June 30, 1995, at which time
9.5 million shares of Cooper Common stock were exchanged for 85.5% of Cooper Cameron common stock. The Petroleum & Industrial Equipment segment split-off has been accounted for as a discontinued operation.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         During the second quarter of 1995, Cooper recorded an additional charge of $186.6 million, with no tax benefit, to reflect the actual loss on the split-off of Cooper Cameron. This additional charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the initial September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

         Cooper retained a 14.5% interest in Cooper Cameron, which was accounted for as a marketable equity security. Cooper sold its entire investment in Cooper Cameron common stock during 1996 (See Note 7). See Note 1 for information on the Automotive Products segment discontinued operations.


NOTE 20: NET INCOME PER COMMON SHARE

                                                                 Basic                               Diluted
                                                    --------------------------------     --------------------------------
                                                        Year Ended December 31,              Year Ended December 31,
                                                    --------------------------------     --------------------------------
                                                      1997        1996        1995         1997        1996        1995
                                                    --------    --------    --------     --------    --------    --------
                                                                    ($ in millions, shares in thousands)
Income from continuing operations................   $  310.0    $  285.1    $  178.6     $  310.0    $  285.1    $  178.6
Income from discontinued operations
    (Automotive Products)........................       84.6        30.3       102.0         84.6        30.3       102.0
Charge for discontinued operations
    (Petroleum & Industrial Equipment)...........         --          --      (186.6)                      --      (186.6)
Interest expense on 7.05% Convertible
    Subordinated Debentures,
    net of income taxes (1)......................         --          --          --          5.8        29.2          --
                                                    --------    --------    --------     --------    --------    --------
Net income applicable to Common stock............   $  394.6    $  315.4    $   94.0     $  400.4    $  344.6    $   94.0
                                                    ========    ========    ========     ========    ========    ========
Weighted average Common shares outstanding.......    117,459     107,284     111,510      117,459     107,284     111,510
                                                    ========    ========    ========
Incremental shares from assumed conversions:
    Options, performance-based stock awards
        and other employee awards................                                           1,201         613         442
    7.05% Convertible Subordinated
        Debentures (1)...........................                                           4,270      16,731          --
                                                                                         --------    --------    --------
Weighted average Common shares and
    Common Share equivalents.....................                                         122,930     124,628     111,952
                                                                                         ========    ========    ========

(1) Based on income from continuing operations, the 7.05% Convertible Subordinated Debentures are antidilutive in 1995.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


NOTE 21: UNAUDITED QUARTERLY OPERATING RESULTS

                                                                                   1997 (by quarter)
                                                                --------------------------------------------------------
                                                                    1               2               3               4
                                                                ---------       ---------       ---------      ---------
                                                                          (in millions, except per share data)
Revenues.....................................................   $   848.4       $   898.2       $   830.3      $   838.7
Cost of sales................................................       577.7           601.6           554.4          547.9
Selling and administrative expenses..........................       153.8           151.1           138.0          137.6
Goodwill amortization........................................         7.9             7.9             8.1            8.5
Nonrecurring gains...........................................         -             (69.8)          (23.2)           -
Nonrecurring charges.........................................         -              36.7             3.8            -
Interest expense.............................................        29.6            21.3            19.4           20.1
                                                                ---------       ---------       ---------      ---------
Income from continuing operations before income taxes........        79.4           149.4           129.8          124.6
Income taxes(1)..............................................        29.4            55.6            48.2           40.0
                                                                ---------       ---------       ---------      ---------
Income from continuing operations............................        50.0            93.8            81.6           84.6
Income from discontinued operations, net of taxes............        27.7            11.7            20.9           24.3
                                                                ---------       ---------       ---------      ---------
Net income...................................................   $    77.7       $   105.5       $   102.5      $   108.9
                                                                =========       =========       =========      =========

Income per Common share......................................
Basic: (2)
    Income from continuing operations........................   $    0.46       $    0.79       $    0.68      $    0.71
    Income from discontinued operations......................        0.25            0.10            0.17           0.20
                                                                ---------       ---------       ---------      ---------
    Net income...............................................   $    0.71       $    0.89       $    0.85      $    0.91
                                                                =========       =========       =========      =========

Diluted: (3)
    Income from continuing operations........................   $    0.45       $    0.76       $    0.67      $    0.70
    Income from discontinued operations......................        0.22            0.10            0.17           0.20
                                                                ---------       ---------       ---------      ---------
    Net income...............................................   $    0.67       $    0.86       $    0.84      $    0.90
                                                                =========       =========       =========      =========

(1) Includes $6.1 million related to the favorable settlements of state income tax issues in the fourth quarter.

(2) Adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share increased the second and third quarter 1997 Basic Income per Common Share $.01.

(3) Includes gains, net of nonrecurring expenses, on the sale of Kirsch of $.17 in the second quarter, the exchange of the DECS of $.10 in the third quarter and $.05 related to the favorable settlements of state tax issues in the fourth quarter.

                             COOPER INDUSTRIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                                                                   1996 (by quarter)
                                                                --------------------------------------------------------
                                                                   1               2               3               4
                                                                ---------       ---------       ---------      ---------
                                                                          (in millions, except per share data)
Revenues.....................................................   $   810.8       $   856.4       $   850.4      $   862.9
Cost of sales................................................       560.0           576.5           568.9          570.1
Selling and administrative expenses..........................       147.2           146.1           148.3          153.6
Goodwill amortization........................................         7.8             7.8             7.9            8.0
Nonrecurring gains...........................................       (10.9)           (9.5)         (107.2)         (22.8)
Nonrecurring charges.........................................        10.9             2.0              --            3.0
Interest expense.............................................        37.6            36.8            35.4           32.3
                                                                ---------       ---------       ---------      ---------
Income from continuing operations before income taxes........        58.2            96.7           197.1          118.7
Income taxes.................................................        23.3            38.5            76.7           47.1
                                                                ---------       ---------       ---------      ---------
Income from continuing operations............................        34.9            58.2           120.4           71.6
Income (loss) from discontinued operations, net of taxes.....        27.2            30.1           (43.1)          16.1
                                                                ---------       ---------       ---------      ---------
Net income...................................................   $    62.1       $    88.3       $    77.3      $    87.7
                                                                =========       =========       =========      =========

Income per Common share......................................
Basic: (1)
    Income from continuing operations........................   $    0.33       $    0.54       $    1.12      $    0.67
    Income (loss) from discontinued operations...............        0.25            0.28           (0.40)          0.15
                                                                ---------       ---------       ---------      ---------
    Net income...............................................   $    0.58       $    0.82       $    0.72      $    0.82
                                                                =========       =========       =========      =========

Diluted: (2)
    Income from continuing operations........................   $    0.34       $    0.53       $    1.03      $    0.63
    Income (loss) from discontinued operations...............        0.22            0.24           (0.35)          0.13
                                                                ---------       ---------       ---------      ---------
    Net income...............................................   $    0.56       $    0.77       $    0.68      $    0.76
                                                                =========       =========       =========      =========

(1) Adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share increased the fourth quarter of 1996 Basic Income per Common Share $.01.

(2) Includes gains from the sale of marketable equity securities, net of nonrecurring expense, of $.04, $.53 and $.10 in the second, third and fourth quarters, respectively.